LOCK-UP AGREEMENT

                                October __, 2000



Ebiz Enterprises, Inc.
15695 N. 83rd Way
Scottsdale, Arizona 85260

LinuxMall.com, Inc.
13750 Rice Place, Suite 100
Aurora, Colorado 80015

Gentlemen:

         The undersigned understands that Ebiz Enterprises, Inc., a Nevada corporation ("Ebiz"), LinuxMall.com, Inc., a Delaware corporation ("LMI"), and Linux Mall Acquisition, Inc., a Delaware corporation ("Merger Sub") have entered into an Agreement and Plan of Merger dated August 7, 2000 (the "Merger Agreement") pursuant to which Ebiz will acquire all of the outstanding capital stock and equity interests of LMI by means of a merger (the "Merger") of LMI and Merger Sub.

         In consideration of LMI entering into the Merger Agreement and consummating the Merger, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby confirms, covenants and agrees for the benefit of Ebiz and LMI that for a period of one year from the Closing Date (as defined in the Merger Agreement), he will not offer, sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly (such actions, hereinafter referred to as "Sell"), shares of Common Stock of Ebiz, including any other securities that are convertible into or exercisable or exchangeable for or that represents a right to purchase or receive, Common Stock of Ebiz ("Ebiz Common Stock"), provided, however, that the undersigned shall be allowed to Sell a limited number of shares of Ebiz Common Stock during each 90 day period following the Closing Date on a cumulative basis as follows:


Days Following the Closing Date       Shares of Ebiz Common Stock Undersigned
                                                   Allowed to Sell

            0-90                       None

          90-180 up to a total of 25% of the number of shares of Ebiz Common Stock the undersigned would be allowed to sell pursuantto Rule 144 of the Securities Act of 1933, as amended ("Rule 144")

         180-270 up to a total of 50% of the number of shares of Ebiz Common Stock the undersigned would be allowed to sell pursuant to Rule 144

         270-360 up to a total of 75% of the number of shares of Ebiz Common Stock the undersigned would be allowed to sell pursuant to Rule 144

For example, if, as of 180 days following the Closing Date, the undersigned has sold 25% of the shares of Ebiz Common Stock allowed under Rule 144, the undersigned would be allowed to sell, during the next 90 days, an additional 25% of the shares of Ebiz Common Stock allowed under Rule 144, making a total of 50%.

         The undersigned acknowledges and agrees that the covenants and agreements set forth herein supersede, to the extent of the subject matter hereof, the provisions of any agreements or instruments defining the rights of the undersigned with respect to any shares of Ebiz Common Stock beneficially owned or controlled by the undersigned.

                                     Very truly yours,



                                     ___________________________
                                     Jeffrey Rassas

         The undersigned acknowledges and agrees that the covenants and agreements set forth herein supersede, to the extent of the subject matter hereof, the provisions of any agreements or instruments defining the rights of the undersigned with respect to any shares of Ebiz Common Stock beneficially owned or controlled by the undersigned.

                                     Very truly yours,



                                     ___________________________
                                     Stephen Herman